Exhibit 99.1

RiceBran Technologies Reports Q2 2019 Financial Results and Provides Business Updates

THE WOODLANDS, Texas, August 13, 2019 /PRNewswire/ – RiceBran Technologies (Nasdaq: RIBT), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-product, and barley and oat products, announced today the Company’s financial results for the quarter ended June 30, 2019.

“During the second quarter, we made significant progress in positioning RiceBran for both improved results in the second half of the year and sustainable long-term growth,” said Brent Rystrom, President and Chief Executive Officer. “Our core rice bran business generated nearly 20% growth, driven by large customer wins which will lead to higher sales in the second half of the year. We are also beginning to see the advantages of broadening our product line through the acquisitions of MGI Grain at the beginning of the quarter and Golden Ridge Rice Mills in November of 2018. Once our debottlenecking project at Golden Ridge is completed in the third quarter, we expect to recognize the benefits from these additional products and the synergies these new operations bring to our proprietary ingredient platform. We are confident this will drive positive trends in new customer wins, overall revenue and EBITDA in the second half of 2019.”

Second Quarter 2019 Operational Highlights:

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Core rice bran operations generated double-digit growth in the second quarter, and trends remain positive with an acceleration of new customer wins in the early part of the third quarter and an increase in the scale of the business being pursued. Initial benefits are appearing from the expanded product offerings from Golden Ridge and MGI Grain, and the integration of a significant portion of our rice bran production into a company owned mill will improve our operating model and offers another source of EBITDA expansion.

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Significant progress was made towards completing our debottlenecking project at Golden Ridge Rice Mills which should result in an increase in overall capacity while enhancing the mill’s rice bran production capabilities. We also worked through a large portion of an unfavorable contract entered into in the fourth quarter of 2018 which is the primary source of negative gross profit margins. Both issues should be resolved in the third quarter resulting in a sharp improvement in the mill’s contribution to overall revenue and EBITDA in the coming quarters.

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The acquisition of MGI Grain, a grain processing facility in East Grand Forks, MN, was completed in the second quarter. MGI provides a milling presence in the key production region in the U.S. and a complimentary product line of more than 15 SKUs, including barley and oat ingredients, as well as other ancient grains, which are purchased by the same buyers as our rice products. Integration of these product lines into our sales team is now substantially complete, providing another source of revenue and EBITDA growth.

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On July 30, 2019, we entered into a Settlement Agreement with the sellers of Golden Ridge Rice Mills, LLC to settle all disputes pending between the parties that related to the lawsuit filed by us on July 3, 2019. The Settlement Agreement provides for, among other things: dismissal of the Litigation, the release and cancellation of 340,000 shares of common stock previously held in escrow in connection with the transaction, and the discharge of the final payment of $358,000.

Second Quarter 2019 Financial Highlights:

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Revenue of $6.2 million was up 94% from $3.2 million in the second quarter of 2018, with the acquisitions of Golden Ridge Rice Mills and MGI Grain driving most of the growth, along with double digit growth in sales of our core rice bran products. Revenue was down modestly from $6.4 million in the first quarter of 2019 due to a lower contribution from Golden Ridge stemming from reduced productivity and increased downtime due to our debottlenecking project.

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Gross losses were $244,000, which compares to gross profits of $663,000 a year ago, and $343,000 in the first quarter of 2019. Gross profit margin was impacted by negative gross margins at Golden Ridge due to efforts to work through a large unfavorable contract in the quarter. Gross profit margin for the core rice bran business was stable versus comparable periods, while the acquisition of MGI Grain was accretive to overall gross profit margin in the quarter.

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Adjusted EBITDA (Non-GAAP) losses were $2.8 million in the second quarter, versus losses of $1.8 million a year ago, and losses of $1.8 million in the first quarter of 2019. Adjusted EBITDA (non-GAAP) losses increased from the first quarter due to negative gross profits, and to a lesser extent, an increase in total SG&A in the second quarter to $3.4 million from $3.3 million in the first quarter, primarily due to higher legal expense and professional fees.

“We have largely worked through the operational and financial challenges resulting from our debottlenecking project and the unfavorable rice contract at Golden Ridge. As we begin to see the benefits from securing better contracts and improved efficiencies at the mill, we expect to reverse the trends we have experienced with this business in the first half of 2019, leading to stronger revenue growth and a reduction in adjusted EBITDA losses in the second half of 2019. Nevertheless, prior guidance for full-year revenues of $37-to-$40 million, and a transition to positive adjusted EBITDA, are likely to prove to be optimistic,” said Todd Mitchell, Chief Financial Officer.

Conference Call Information

RiceBran Technologies will host a conference call today, Tuesday, August 13th, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:

•	Direct Dial-in number for US/Canada (201) 493-6780

•	Toll Free Dial-in number for US/Canada: (877) 407-3982

•	Dial-In number for international callers: (201) 493-6780

•	Participants will ask for the RiceBran Technologies Q2 2019 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=135694.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=135694.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty products markets. We utilize our proprietary processes to convert rice bran, one of the world's most underutilized food source, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in our filings with the SEC and by visiting our website.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its planned expansion of its rice milling operations, the sufficiency of its cash position to pursue its plans, its execution of strategic and financial plans, the price of rice bran and its growth opportunities, customer expansion, revenue, profit margin and adjusted EBITDA. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact

Richard Galterio, Ascendant Partners, LLC, (732) 410-9810, rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three and Six Months Ended June 30, 2019 and 2018
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	2019	2018	2019	2018

Revenues	$6,219	$3,198	$12,583	$6,750
Cost of goods sold	6,463	2,535	12,484	5,133
Gross profit (loss)	(244)	663	99	1,617
Selling, general and administrative expenses	3,422	2,830	6,763	5,683
Operating loss	(3,666)	(2,167)	(6,664)	(4,066)
Other income (expense):
Interest income	23	-	23	-
Interest expense	(19)	(2)	(31)	(3)
Other income	6	9	6	9
Other expense	(3)	-	(4)	(13)
Total other income (expense), net	7	7	(6)	(7)
Loss before income taxes	(3,659)	(2,160)	(6,670)	(4,073)
Income tax benefit	-	-	-	-
Loss from continuing operations	(3,659)	(2,160)	(6,670)	(4,073)
Loss from discontinued operations	-	-	(216)	-
Net loss	$(3,659)	$(2,160)	$(6,886)	$(4,073)

Basic loss per common share:
Continuing operations	$(0.11)	$(0.11)	$(0.21)	$(0.22)
Discontinued operations	-	-	(0.01)	-
Basic loss per common share	$(0.11)	$(0.11)	$(0.22)	$(0.22)

Diluted loss per common share:
Continuing operations	$(0.11)	$(0.11)	$(0.21)	$(0.22)
Discontinued operations	-	-	(0.01)	-
Diluted loss per common share	$(0.11)	$(0.11)	$(0.22)	$(0.22)

Weighted average number of shares outstanding:
Basic	33,204,332	20,366,451	31,382,927	18,731,925
Diluted	33,204,332	20,366,451	31,382,927	18,731,925

RiceBran Technologies
Condensed Consolidated Balance Sheets
(Unaudited) (in thousands, except share amounts)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$7,189	$7,044
Restricted cash	225	225
Accounts receivable, net of allowances for doubtful accounts of $71 and $14	3,954	2,529
Receivable from sellers of Golden Ridge - working capital adjustments to purchase price	563	1,147
Receivable from seller MGI - working capital adjustments to purchase price	36	-
Inventories
Finished goods	1,133	856
Packaging	111	102
Other current assets	854	610
Total current assets	14,065	12,513
Property and equipment, net	18,794	15,010
Operating lease right-of-use assets	2,896	-
Goodwill	3,903	3,178
Intangible assets	961	16
Other long-term assets, net	26	-
Total assets	$40,645	$30,717

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,633	$1,583
Commodities payable	1,534	2,735
Accrued salary, wages and benefits	828	933
Accrued expenses	1,108	520
Customer prepayments	39	145
Payable to purchaser of HN - working capital adjustment to purchase price	475	259
Note payable to seller of Golden Ridge	358	609
Operating lease liabilities, current portion	295	-
Finance lease liabilities, current portion	93	45
Long term debt, current portion	21	32
Total current liabilities	6,384	6,861
Operating lease liabilities, less current portion	2,799	-
Finance lease liabilities, less current portion	216	86
Long term debt, less current portion	48	59
Total liabilities	9,447	7,006
Commitments and contingencies
Shareholders' Equity:
Preferred stock, 20,000,000 shares authorized:
Series G, convertible, 3,000 shares authorized, 225 shares and 405 shares, issued and outstanding	112	201
Common stock, no par value, 50,000,000 shares authorized, 34,246,714 and 29,098,207 shares, issued and outstanding	311,201	296,739
Accumulated deficit	(280,115)	(273,229)
Total shareholders' equity	31,198	23,711
Total liabilities and shareholders' equity	$40,645	$30,717

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and six months ended June 30, 2019 and June 30, 2018. We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (Non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Non-GAAP Reconciliation
For the three months ended June 30 (in thousands)

	2019	2018
Net loss	$(3,659)	$(2,160)
Interest expense	19	2
Interest income	(23)	-
Depreciation & amortization	463	172
Unadjusted EBITDA	$(3,200)	$(1,986)
Add Back Other Items:
Other income/expense	(3)	(9)
Share-based compensation	251	171
Acquisition related expenses	137	-
Adjusted EBITDA	$(2,815)	$(1,824)

RiceBran Technologies
Adjusted EBITDA Non-GAAP Reconciliation
For the six months ended June 30 (in thousands)

	2019	2018
Net loss	$(6,670)	$(4,073)
Interest expense	31	3
Interest income	(23)	-
Depreciation & amortization	873	371
Unadjusted EBITDA	$(5,789)	$(3,699)
Add Back Other Items:
Other income/expense	(2)	4
Share-based compensation	643	491
Acquisition related expenses	481	-
Adjusted EBITDA	$(4,667)	$(3,204)